Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of The Progressive Corporation on Form S-8 (File Nos. 33-51034, 333-41238 and 333-185703), pertaining to The Progressive 401(k) Plan, of our report dated May 15, 2018, with respect to the financial statements of The Progressive 401(k) Plan as of and for the years ended December 31, 2017 and 2016 included in this Annual Report on Form 11-K.

/s/ Meaden & Moore, Ltd.
MEADEN & MOORE, LTD.

Cleveland, Ohio
May 15, 2018